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                                                                   EXHIBIT 10.23


                                    GUARANTY
                                  (individual)

       WHEREAS, American Gaming Network L.L.C., a Delaware limited liability company (the "Company"), is indebted to Multimedia Games, Inc., a Texas corporation ("Creditor");

       WHEREAS, this guaranty is being executed and delivered in order to induce TV Games, Inc., a Delaware corporation and a wholly owned subsidiary of Creditor ("TVG"), to enter into a certain Unit Purchase Agreement dated the 14th day of August, 1996, by and between TVG, AGN Venturer L.L.C., a Delaware limited liability company ("Venturer"), and the Buyers (as defined therein) (the "Unit Purchase Agreement");

       WHEREAS, TVG has required this guaranty to be delivered as a condition precedent to the TVG's obligations under the Unit Purchase Agreement; and

       WHEREAS, the undersigned is a Buyer of "Units" under the Unit Purchase Agreement ("Guarantor");

       NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby agrees with Creditor as follows:

        1. As used throughout this guaranty, the term "Company" shall include, without limitation, the Company, the Company as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party hereafter appointed for the Company or all or substantially all of its assets pursuant to any liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or other similar laws from time to time in effect affecting the rights of creditors generally.

        2. The term "Guaranteed Indebtedness," as used herein, includes: (a) all principal indebtedness of the Company to Creditor arising out of that certain Promissory Note, dated the 28th day of June, 1996 in the principal amount of $336,000.00 (the "Note"), bearing interest at the rate of 10.5% per annum and maturing on the 30th day of June, 1998; provided that Guaranteed Indebtedness shall not include interest on the Note and (b) any and all costs, reasonable attorneys' fees, and expenses incurred by Creditor by reason of the Company's default in payment of the foregoing principal indebtedness. Notwithstanding anything in this guaranty to the contrary, the obligation of the Guarantor under this Guaranty with respect to the Guaranteed Indebtedness of shall not exceed the product of (x), the





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number of Units in Venturer purchased by  Guarantor pursuant to the Unit
Purchase Agreement multiplied by (y) three thousand three hundred sixty
(3,360).

       3. This guaranty is a guaranty of payment and performance and not of collection and Guarantor agrees that, in the event the Company fails to make such payments in accordance with the terms of the Guaranteed Indebtedness, Creditor may proceed in the first instance against Guarantor under the terms of this agreement without first proceeding against or exhausting Creditor's remedies against the Company. Notwithstanding the preceding sentence, Creditor shall have no greater right against Guarantor than Creditor would have had against the Company under the terms of the Guaranteed Indebtedness.

        4. Guarantor hereby agrees that its obligations under the terms of this guaranty shall not be released, diminished, impaired, reduced, or affected by the occurrence of any one or more of the following events: (a) any partial release of the liability of Guarantor hereunder; (b) the insolvency, bankruptcy, or lack of corporate power of the Company; (c) any renewal, extension, or rearrangement of the payment of any or all of the Guaranteed Indebtedness, either with or without notice to or consent of Guarantor; or (d) the unenforceability of all or any part of the Guaranteed Indebtedness against the Company by reason of the fact that the Guaranteed Indebtedness exceeds the amount permitted by law, the act of creating the Guaranteed Indebtedness, or any part thereof, is ultra vires, or the officers creating same acted in excess of their authority or violated any fiduciary duties in connection therewith.

        5. Should Guarantor become insolvent, or fail to pay its debts generally as they become due, or voluntarily seek, consent to, or acquiesce in the benefit of any bankruptcy, insolvency or other similar laws, or become a party to (or be made the subject of) any proceeding provided for by any bankruptcy, insolvency or other similar laws (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of Creditor granted hereunder, then, in any such event, the Guaranteed Indebtedness shall be, as between Guarantor and Creditor, a fully matured, due, and payable obligation to Creditor (without regard to whether the Company is then in default under the document or instrument evidencing the indebtedness guaranteed hereunder or whether such indebtedness, or any part thereof is then due and owing by the Company to Creditor), and Guarantor shall pay to Creditor upon demand the estimated amount owing to Creditor by Guarantor in respect of the contingent claim created hereunder.





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       6.     Guarantor represents and warrants to Creditor as follows:

              (a) This guaranty constitutes the legal, valid, and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

              (b) Guarantor is not, nor will the execution, delivery, and the performance of and compliance with the terms of this guaranty cause Guarantor to be, in violation of (i) any laws, or (ii) any indenture, mortgage, lease, deed of trust, agreement, contract, instrument, or law to which Guarantor is a party or by which Guarantor or any of Guarantor's property, assets, or revenue is bound or to which it is subject.

              (c) No order, consent, approval, license, permit, waiver, exemption, authorization of or validation of, or filing, recording or registration with (except as heretofore have been obtained or made), or exemption by, any person, entity or governmental authority is required to authorize, or is required in connection with, the execution, delivery, performance, legality, validity, binding effect, or enforceability of this guaranty.

        7. This guaranty is for the benefit of Creditor and Creditor's successors and assigns, and in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This guaranty is binding not only on Guarantor, but on Guarantor's successors and assigns.

        8. This guaranty shall be construed according to the laws of the State of Oklahoma.

        9. This Agreement embodies the entire agreement between Guarantor and Creditor and supersedes all prior proposals, agreement and understandings relating to the subject matter hereof.

       10. This guaranty shall expire at such time as the Guaranteed Indebtedness has been paid in full.

       IN WITNESS WHEREOF, Guarantor has executed this guaranty for the benefit of Creditor as of the 14th day of August, 1996.


                                      GUARANTOR



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                                      NAME:





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